Capital                                            2625 Cumberland Parkway, #400
Investment                                                Atlanta, GA 30339
Advisory                                                    770-435-4237
Partners, LLC


                              MEMO OF UNDERSTANDING

                             Vertica Software, Inc.
                                       And
                    Capital Investment Advisory Partners, LLC

TO:      Hans Nehme                                  DATE  Novernber 24, 1999

FROM:    Stephen R. Gross

This memo outlines the Capital Investment Advisory Partners, LLC (CIAP) proposal to provide various services to Vertica Software, Inc. ('"Vertica").

TWELVE-MONTH ENGAGEMENT

Proposed Staffing

         Stephen R. Gross - Managing Director
         Ronald D. Wallace - Managing Director
         Jerry C. Huskins - Managing Director, Fountainhead Ventures, Inc. (our strategic partner corporate finance)

Roles to be Filled

         The titles and roles to be filled are based on the needs of Vertica. Ran Wallace and Steve Gross would like to join the Board of Directors and would be available, as needed, to assume a role of VP of Corporate Finance, CFO, VP of Business Development, or member of the Board of Advisors, Should representatives of our funding sources demand Board representation, management has the right to request one of the CIAP members, at his option, to withdraw from Board representation.

Vertica Software, Inc.
November 24,1999
                                                                     Page 2 of 3

         The Board of Directors assignment would be contingent up, on the existence of sufficient Directors E&O insurance (assume $5,000,000).

Duties -- Short-Term

1. To acquire $300,000 in bridge financing on terms-, and conditions acceptable to the Company. These funds are anticipated to take 45 days or less to raise.

2. To begin recruitment and education of market makers in the Company stock, to assume orderly and informed trading of the Company's shares.

3. To assist the Company in assuring full compliance and current filings of all necessary documents with the SEC.

Duties - Medium-Term

1 To assist the Company in acquiring a second stage of funding, In the approximate range of $2,500,000 to $4,000.000, and sufficient to accelerate the completion of all core software to operate projected revenue sources, repay bridge financing, if required, begin public relations and advertising, and to begin a marketing and implementation roll out of the site to logical customers. We assume this stage will take 30 to 45 days from the closing of bridge financing.

2. To assist the Company in the Strategic Planning phase of development, not only identifying logical customer presentations, but strategic alliances, Web enablement, investment banking and professional alliances, and beginning the development of a government agency presentation for sub-contracted submission responsibility.

Duties - Long-Term

1. Assist in the management of the Investor Relations activities of the Company with analysts and underwriters.

2.       Long-Term Strategic Planning for the Company.

COMPENSATION

         For Board membership and early stage management, Ron Wallace and Steve Gross would together receive options to purchase 5% (in total) of the Company's outstanding stock at the recent market price of $.65 per share, Three per cent (3%) would be available upon execution of this contract, and 2% would become available when the Company achieves NASDAQ reporting status.

Vertica Software, Inc.
     November 24, 1999
                                                                     Page 3 of 3

Capital-Raising Fee

         The fee to be paid CIAP for raising $2,500.000 or above is to be 8% of funds collected plus 2% nonaccountable expense fees and a success bonus of an option to purchase 20% of the amount of money raised at the same price as paid by the investors.

Consulting and Services Fees

         After the funding of bridge financing of at least $300,000, CIAP would be paid a fee of $10,000 per month for an initial term of six months to promote the market makers, increase investor awareness and develop strategic opportunities.

Expenses

         CIAP will be reimbursed for all reasonable out-of-pocket expenses. CIAP will seek the approval of Vertica before expending sums in excess of $500.00.

TERMINATION

         This agreement may be terminated by either party with 30 days notice, with the understanding that the termination does not release Vertica of its obligation to compensate CIAP as it relates to this agreement, and that Vertica protects CUP with respect to its fees for raising financing for one year after termination.

         If the terms described in this Memo of Understanding are acceptable, please sign and return one copy to us. We look forward to spending more time with you and your management team. Please call me after you have had a chance to review this letter at 770-435-4237.


                                       /s/ Stephen R. Gross
                                       Stephen Gross, Managing Director


AGREED AND ACCEPTED

Vertica Software, Inc.


By:      /s/ Hans Nehme                                             11/30/99
   -----------------------------------------               -----------------
         Hans Nehme                                        Date